                                                                      Exhibit 99

                    [LETTERHEAD OF CORESTATES APPEARS HERE]

Contact
                         Gary Brooten or Linda Stryker
                                (215) 973-3546
For Release
                           Immediately Upon Receipt



              CoreStates Reports Record Net and Operating Results;

                  Operating Earnings Up 23% for Quarter, Year


            Philadelphia, January 17, 1996--CoreStates Financial Corp today reported record operating earnings and net income for the fourth quarter, ending its best earnings year ever with increases of 23% in operating earnings for both the quarter and the full year.

            Net income was $136,954,000 or 99 cents per share for the quarter and $452,237,000 or $3.22 per share for the full year, compared to $111,475,000 or 78 cents per share and $245,362,000 or $1.73 per share, respectively, for 1994. These figures reflect one-time items in both years that are detailed below.

            Operating earnings, excluding the one-time items, were $132,889,000 or 96 cents per share for the fourth quarter and $502,951,000 or $3.58 per share for the full year, compared to $111,475,000 or 78 cents per share and $416,239,000 or $2.92 per share, respectively, in 1994.

            Earnings set records for the quarter and the year on both an operating and a net basis. Based on operating earnings, the company had returns on average assets of 1.84% for the quarter and 1.77% for the full year, and returns on equity of 22.52% for the quarter and 21.78% for the full year.

                                     -more-

            "We have had our best year ever," said Chairman Terrence A. (Terry) Larsen. "The exceptional performance of our people, together with the difficult organizational decisions we have made in order to be more competitive, have contributed to improved success with our customers and to the record earnings we are reporting today."

            Larsen said the primary factors in operating earnings growth for both the quarter and the full year were higher net interest income and reduced expenses.

            Net interest income for the full year was up 7.1% or nearly $100 million, based on growth in average loans of $1.2 billion or 6.0% and an increase in the net interest margin from 5.80% to 5.97% for the year. CoreStates' net interest margin has been one of the highest in the banking industry for many years.

            For the fourth quarter net interest income was up 4.3% compared to 1994. The net interest margin was 5.97%, up from 5.89% a year earlier.

            Revenues from fee-based services were up slightly compared to 1994 for both the quarter and the full year. In other non-interest income, securities gains were down $3.7 million for the quarter and $9.4 million for the full year compared to 1994.

            Total non-financial expenses, excluding one-time charges, were down 2.7% or $33 million for the year, he said.

            On an operating earnings basis, CoreStates' expense ratio was 54.81% for the fourth quarter and 56.22% for the full year 1995. The expense ratio had been above 60% until the fourth quarter of 1994 when it was 59.74%.

            Impact of the BEST Project

            Larsen said CoreStates continued ahead of schedule on implementing its

                                     -more-

       BEST (Building Exceptional Service Together) redesign project, as cost savings continued well ahead of schedule and revenue enhancements caught up with original projections.

            The impact of BEST on fourth quarter earnings was $33.4 million pre-tax or 15 cents per share, compared to original projections of $22 million pre-tax or 9 cents per share. For the full first nine months of BEST implementation, ending December 31, Larsen said, the impact on earnings was $62.9 million pre-tax or 28 cents per share, compared to the company's original projection of $39.0 million or 16 cents per share.

            "We are clearly on track to meet all of the targets we announced in March," he said. He noted CoreStates' pending merger with Meridian Bancorp, which also is carrying out a re-engineering program, "59.9", on a similar time frame.

            "We remain confident of our combined ability to achieve all the goals of the two programs and, in addition, to accomplish the substantial synergies and efficiencies of the partnership we are creating between the two companies," Larsen said.

            Credit Quality and Capital Strength

            Non-performing assets continued their broad three-year decline in the fourth quarter. Total non-performing assets at December 31 were $172 million, compared to $311 million at December 31, 1994, and $208 million on September 30. The year-end 1995 total represented 0.58% of total assets and 0.81% of total loans plus other real estate owned (foreclosed properties).

            The reserve for loan losses at December 31 was $495 million, or 2.35% of total loans and 342% of non-performing loans. Net charge-offs were $33.8 million

                                     -more-
       for the fourth quarter and $110.6 million for the full year 1995, compared with $26.0 million for the fourth quarter and $220.9 million (including $103.1 million associated with assets acquired with Constellation Bancorp) for the full year 1994.

            Consolidated total assets at December 31 were $29.6 billion, including $21.0 billion of consolidated net loans. Comparable figures for 1994 were $29.3 billion and $20.5 billion, respectively. Consolidated total deposits were $21.5 billion at December 31, 1995, compared with $22.0 billion a year earlier.

            Shareholders' equity at December 31 was $2.38 billion, or 8.0% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 7.6% for the fourth quarter. Tier 1 capital at December 31 was 8.4% of risk-adjusted assets and total capital was 12.1% of total risk-adjusted assets, well in excess of the regulatory minimums of 4% and 8%, respectively.

            One-Time Items Excluded from Operating Earnings

            In calculating operating earnings, CoreStates excluded the following one-time items: one-time charges of 89 cents per share and 28 cents per share associated with the acquisitions of Constellation Bancorp and Independence Bancorp in the first and second quarters of 1994, respectively; the BEST restructuring charge of 49 cents per share in the first quarter of 1995 and restructuring credits of 1 cent, 1 cent and 3 cents per share in the second, third and fourth quarters of 1995 respectively; and the gain of 8 cents per share on the first quarter 1995 restructuring of Electronic Payment Services, Inc., CoreStates' joint venture in retail electronic payments services.

                           CoreStates Financial Corp
                    (in thousands, except per share amounts)



                                   Three Months Ended                  Twelve Months Ended
                                      December 31,                        December 31,
                              --------------------------          --------------------------
                                1995              1994              1995              1994
                              --------          --------          --------          --------
Income before cumulative
  effect of a change in
  accounting principle....    $136,954(a)(b)    $111,475          $452,237(a)(b)    $248,792(b)
                              ========          ========          ========          ========

Net income................    $136,954(a)(b)    $111,475          $452,237(a)(b)    $245,362(b)(c)
                              ========          ========          ========          ========

Per Share:
Income before cumulative
 effect of a change in
 accounting principle.....       $0.99(a)(b)       $0.78             $3.22(a)(b)       $1.75(b)
                                 =====             =====             =====             =====

Net income.................      $0.99(a)(b)       $0.78             $3.22(a)(b)       $1.73(b)(c)
                                 =====             =====             =====             =====


Average number of
 shares outstanding.......     138,468           142,252           140,600           142,498
                               =======           =======           =======           =======

(a) In March 1995, CoreStates completed an intensive review of its operations and businesses and announced a corporate-wide process redesign plan, which restructures its banking services around customers and enhances employees' authority to make decisions to benefit customers. As a result of this process redesign, CoreStates recorded a $110.0 million pre-tax restructuring charge, $70.0 million after-tax or $0.49 per share, in March 1995. CoreStates recorded restructuring credits of $6.4 million, $4.1 million after-tax or $0.03 per share in the fourth quarter of 1995 and $11.8 million, $7.5 million after-tax or $0.05 per share for the full year of 1995, primarily related to gains on the curtailment of future pension benefits associated with employees terminated during 1995 and gains on the sale of branches which were sold as a result of the process redesign. The process redesign is expected to generate by early to mid 1996, annual run-rate efficiencies which will reduce expenses by approximately $180 million and revenue enhancements which will net an addition of approximately $30 million, combining to improve net income at an annual rate of $0.90 per share.

(b) Selected financial results for the three months and twelve months ended December 31, 1995 and 1994 excluding: after-tax restructuring credits of $4.1 million, or $0.03 per share in the fourth quarter of 1995, $1.5 million, or $0.01 per share in the third quarter of 1995 and $1.9 million, or $0.01 per share, in the second quarter of 1995, and a first quarter of 1995 after-tax restructuring charge of $70.0 million, or $0.49 per share, all related to a corporate-wide process redesign; an after-tax gain of $11.8 million, or $0.08 per share, related to changes in an investment in an affiliate joint venture, recorded in the first quarter of 1995; and after-tax merger-related charges of $167.4 million, or $1.17 per share, recorded in the 1994 full year were as follows:

                                 Three Months Ended        Twelve Months Ended
                                     December 31,              December 31,
                                ---------------------     ---------------------
                                  1995         1994         1995         1994
                                --------     --------     --------     --------
Income before cumulative
  effect of a change in
  accounting principle......    $132,889     $111,475     $502,951     $416,239
Per share...................    $   0.96     $   0.78     $   3.58     $   2.92
Return on average total
  assets....................        1.84%        1.60%        1.77%        1.50%
Return on average common
  shareholders' equity......       22.52        19.50        21.78        18.34

(c) Reflects the writedown to fair value for certain mortgage securities deemed to be impaired under FASB's 1994 interpretation of FAS 115.